Exhibit 10.01.4

Amendment to the Supplemental ERISA Compensation Plan of Citibank, N.A. and
Affiliates

          WHEREAS, the Supplemental ERISA Compensation Plan of Citibank, N. A. and Affiliates (the “Plan”) was amended and restated effective January 1, 1989;

          WHEREAS, the Plan was amended effective January 1, 2000 to reflect the creation of the Citigroup Pension Plan and to limit pensionable compensation to $500,000 for any participant who was not a Grandfathered Participant (as defined below) in the Citigroup Pension Plan eligible for benefits under the legacy Citibank benefit formula, and was further amended January 1, 2002 to cease accruals for any participant who was not such a Grandfathered Participant;

          WHEREAS, the Plan benefits of Plan participants whose accruals ceased on or before January 1, 2002 and who had fully earned service necessary to attain early retirement subsidies as of December 31, 2004 are not subject to Section 409A (as defined below), and the Plan, as amended herein, does not amend, modify or otherwise change such benefits, and accordingly, such benefits are not subject to Section 409A;

          WHEREAS, the Plan provides nonqualified deferred compensation that is subject to Section 409A to certain Plan participants, namely to certain of those participants who are Grandfathered Participants in the Citigroup Pension Plan and to certain of those Participants who are not Grandfathered Participants who earned early retirement subsidies through increases in service after December 31, 2004;

          WHEREAS, for distributions commencing on or after January 1, 2005 and before January 1, 2009, the Plan has complied with the rules set forth in IRS Notice 2007-86, IRS Notice 2007-78, Section 3.03 of IRS Notice 2006-79, and predecessor guidance (the “linked plan relief”), to the extent that benefits commencing after January 1, 2005 were subject to Section 409A;

          WHEREAS, the Plan is intended to comply with the requirements imposed by Section 409A with respect to Plan benefits that are subject to Section 409A and, accordingly, the Plan shall be interpreted consistent therewith;

          WHEREAS, the Company intends to close the Plan to Non-Grandfathered Participants after December 31, 2008;

          NOW, THEREFORE, the Plan is hereby amended as follows (effective January 1, 2009 unless otherwise indicated):

1. The following definitions shall be added to paragraph 1 of the Plan:

          “Affiliated Company” means any corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) which includes the Company, any trade or business (whether or not incorporated) which is under common control with the Company (within the meaning of Section 414(c) of the Code), any organization (whether or not incorporated which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Company, and any other entity required to be aggregated with the Company pursuant to Section 414(o) of the Code.

          “Beneficiary” means the person or persons who are entitled to receive benefits under the Citigroup Pension Plan in the event of the Participant's death (whether or not such person or persons are expressly so designated by the Participant).

          “Benefit Distribution Date” is the 90th day after the Participant’s Payment Event Date.

          “Change in Control” has the meaning set forth in Treas. Reg. sec. 1.409A-3(i)(5) and is applied with respect to the Participant’s employer.

          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

          “Committee” means the Plans Administration Committee of Citigroup Inc., or its successor, established to administer the Plan and the Citigroup Pension Plan.

          “Company” means Citigroup Inc., a Delaware corporation, or any successor thereto.

          “Disability” means a Participant’s “separation from service” within the meaning of Treas. Reg. sec. 1.409A-1(h) from the Company and all Affiliated Companies on account of a Participant’s total and permanent disability (as defined under the Company long-term disability plan applicable to the Participant).

          “Grandfathered Participant” means a Participant who is also a “grandfathered participant” in the Citibank final average pay pension plan formula of the Citigroup Pension Plan, as defined in Section 1.30 of Part I of the Citigroup Pension Plan, and had not commenced benefits under the Plan by December 31, 2008.

          “Life Annuity” means those forms of actuarially equivalent life annuities offered under the legacy Citibank benefit formula of the Citigroup Pension Plan using the actuarial assumptions applicable to such formula.

          “Non-Grandfathered Participant” means a Participant who is not a Grandfathered Participant and who has a benefit that is subject to Section 409A (i.e., who had not fully accrued service for early retirement subsidies as of December 31, 2004) and had not commenced benefits under the Plan by December 31, 2008.

          “Participant” means an individual who is entitled to a benefit under the terms of this Plan. For Plan benefits commencing after December 31, 2008, the term Participant shall include only those Participants who have a benefit that is subject to Section 409A. A Participant shall remain a Participant until all amounts due the Participant under the Plan have been distributed to the Participant or the Participant's Beneficiary, as the case may be.

          “Payment Event Date” means the later of (a) a Participant's Separation from Service or (b) the date the Participant attains or would have attained age 55; provided, however, that a Payment Event Date shall also occur upon a Change in Control.

          “Section 409A” means Section 409A of the Code and applicable guidance issued thereunder.

          “Separation from Service” means a “separation from service” within the meaning of Treas. Reg. Sec. 1.409A-1(h) from the Company and all Affiliated Companies, and for purposes of this Plan, such term shall also include a Participant’s termination of employment on account of death or Disability. A “separation from service” shall occur after six months of paid or unpaid leave, except where the right to return to work is protected by statute (such as through the Family and Medical Leave Act or protected military leaves), or in the case of a disability leave.

          “Specified Employee” means a Participant who, as of the date of the Participant's Separation from Service, is a “specified employee” of the Company for purposes of Section 409A, as determined under the specified employee determination policy established by the Company in accordance with Section 409A.

2. The following sentence shall be added at the end of the first paragraph of Paragraph 2:

No Non-Grandfathered Participant may first become a Participant (or again become an active Participant through a rehire) after December 31, 2008. The Plan shall remain open to new entrants who are Grandfathered Participants; provided, however, that Grandfathered Participants who are rehired shall not become Grandfathered Participants for periods after their rehire.

3. Paragraph 3 shall be amended to read as follows:

(a) Except as otherwise provided for in this paragraph 3, each Participant (or Beneficiary, in the case of a Participant’s death before benefit commencement) shall be entitled to a distribution of his or her Plan benefits on the Payment Event Date. Notwithstanding anything in this Plan to the contrary, if a Participant commences his or her benefit under the Citigroup Pension Plan in-service by reason of attainment of age 70 ½, such Participant shall not be entitled to benefit commencement under this Plan until his or her Separation from Service, if some portion of the Plan benefit is subject to Section 409A.

(b) Except as otherwise provided for in this paragraph 3, each Participant's annuity starting date for purposes of calculating the value of the Participant’s Plan benefits shall be the first of the month following the Participant's Payment Event Date, and benefits under the Plan shall commence on the first of the month following the Benefit Distribution Date, but in no event later than the last date permitted under Section 409A. Except as otherwise provided for in this paragraph 3, each Participant (or Beneficiary, if applicable) shall be required to make a form of benefit election by the date prescribed by the Committee. In the event a Participant (or Beneficiary, as applicable) fails to make a timely form of benefit election, the Participant’s Plan benefits shall be distributed in accordance with the default elections set forth in subparagraphs (c) and (d) below. Notwithstanding the foregoing, if the calculation of any payment amount is not administratively practicable due to events beyond the control of the Participant (or the Participant's Beneficiary, if applicable), the payment will be treated as timely made during the first taxable year of the Participant in which the calculation of the amount of the payment is administratively practicable. Furthermore, the inability of the Plan to calculate the amount or timing of a payment due to the failure of a Participant (or a Participant's Beneficiary) to provide reasonably available information to make such calculation does not constitute an event beyond the control of the Participant.

(c) On or prior to December 31, 2008, each Non-Grandfathered Participant shall be given the opportunity to make a one-time, irrevocable election to have the portion of his or her Plan benefits that are subject to Section 409A payable in the form of either (i) a single sum or (ii) a Life Annuity. Any Non-Grandfathered Participant (or his or her Beneficiary, if applicable) who fails to make a timely election in accordance with the preceding sentence or in accordance with subparagraph (b) above shall receive his or her Plan benefit subject to the election in the form of a single sum, and such Plan benefits shall be paid in accordance with the applicable subsection under this paragraph 3. The Plan benefits of each Non-Grandfathered Participant that accrued prior to January 1, 2005 and that were vested as of December 31, 2004 shall be administered in accordance with the Plan provisions in effect as of such date. The method of determining the portion of the Plan benefit that is not subject to Section 409A is set forth in Appendix A hereto.

(d) With respect to the entire Plan benefit of each Grandfathered Participant and any Non-Grandfathered Participant who has made a timely election to receive a Life Annuity in accordance with subsection (c) above, each such Participant (or his or her Beneficiary, if applicable) shall be required to elect a particular form of Life Annuity no later than 30 days prior to the Benefit Distribution Date; provided, however, that the Committee may, in its discretion, permit a Participant (or a Beneficiary, if applicable) to submit a form of benefit election after the deadline so long as benefit payments have not commenced and such action will not give rise to adverse tax consequences under Section 409A. If the Committee fails to receive a Participant's timely election in accordance with the preceding sentence or in accordance with subparagraph (b) above, the Participant’s Plan benefits shall commence on the Benefit Distribution Date in the normal form of annuity benefit applicable to the Participant under the Citigroup Pension Plan.

(e) Each Participant, who, as of December 31, 2008, has (i) attained age 55 and (ii) accrued a deferred vested benefit under this Plan that is subject to Section 409A but is not in pay status shall commence benefits on April 1, 2009. Each Participant, who, as of December 31, 2008, has (i) not attained age 55 and (ii) has accrued a deferred vested benefit under this Plan that is subject to Section 409A but is not in pay status, shall commence benefits as of the first of the month following the attainment of age 55.

(f) In the case of any Participant who has a Separation from Service and, at the time of such Separation from Service, is continuing to earn benefits under the Citigroup Pension Plan by reason of a disability, such Participant’s accrued benefit under this Plan shall be calculated as if he or she had remained disabled for the maximum amount of time permissible under the Citigroup Pension Plan. The benefit under this Plan shall commence at the times and in the form provided under this Paragraph 3. This approach to the calculation of Plan benefits shall apply to terminated vested disabled participants who have not commenced Plan benefits as of December 31, 2008 and who make elections or are otherwise described under subparagraph (e) above.

(g) In the case of a Participant’s death before his or her commencement of benefits under this Plan, the Beneficiary shall be bound by any irrevocable election as to time or form of benefit commencement made by the Participant. Any Life Annuity election made by the Beneficiary shall be made in accordance with the procedures set forth in the preceding section of this paragraph 3.

(h) Notwithstanding anything herein to the contrary, the distribution of Plan benefits to any Participant who is (i) a Specified Employee and (ii) entitled to a distribution on account of his or her “separation from service,” as defined in Treas. Reg. sec. 1.409A-1(h), shall commence on the first of the month following the earlier of the date that is six months after the date of such separation from service or the date of the participant’s death. Upon the expiration of such six-month period or the Participant’s death, retroactive benefit payments plus interest at the Citigroup Pension Plan's rate of interest shall be paid to the Participant or Beneficiary, if applicable.

(i) Notwithstanding anything to the contrary contained herein, the Plan may not permit the acceleration of the time or schedule of any payment or amount scheduled to be paid under the Plan except as otherwise permitted under Section 409A.

(j) Once Plan benefit payments commence, the form or the date of such payments shall not be changed, modified or altered in any manner, or under any circumstance, that would give rise to adverse tax consequences under Section 409A, including, but not limited to, a Participant’s being rehired by the Company or any Affiliated Company.

6. Paragraph 5 shall be amended to read as follows:

The Plan shall be administered by the Committee in accordance with its terms and purposes, and the Committee shall have the authority to delegate any and all of its powers to any person. The Committee or its delegate shall determine the amount and manner of payment of the benefits due to or on behalf of each Participant from the Plan and shall cause them to be paid in cash by the appropriate employer accordingly. The Committee shall have full discretionary authority to determine eligibility for benefits and to construe the terms of the Plan, including all questions of fact and law. In addition, the decisions made by and the actions taken by the Committee in the administration of the Plan shall be final and conclusive on all persons, and the Committee shall not be subject to any liability whatsoever with respect to the administration of the Plan.

7. Paragraph 7 shall be amended to read as follows:

Citigroup Inc. shall have the right at any time to amend this Plan in any respect, or to terminate this Plan. Upon the termination of the Plan in whole or in part, all Plan benefits that have accrued as of the date of termination shall be paid to the Participants, to the extent permitted in accordance with Section 409A, in a single lump sum payment as soon as practicable following the termination of the Plan. If such benefits cannot be distributed in accordance under Section 409A, the Plan shall continue in existence for the sole purpose of distributing such benefits.

8. New Paragraph 9 shall be added to read as follows:

Participants and Beneficiaries are liable for all income and other taxes due as a result of benefits payable under this Plan, including, but not limited to, income taxes imposed by Section 409A.

9. New Paragraph 10 shall be added as follows:

For benefits commencing after December 31, 2008, the annuity optional forms of benefit under the Plan shall be actuarially equivalent to the single life annuity determined using the factors derived from the Applicable Interest Rate and Applicable Mortality Table designated by the Citigroup Pension Plan under Section 417(e) of the Code with respect to (a) the entire Plan benefit of each Grandfathered Participant who has a benefit that is subject to Section 409A and (b) the portion of the benefit of any Non-Grandfathered Participant who has made a timely election to receive a Life Annuity that is subject to Section 409A.

10. New Paragraph 11 shall be added as follows:

For distributions commencing on or after January 1, 2005 and before January 1, 2009, the Plan has complied with the rules set forth in IRS Notice 2007-86, IRS Notice 2007-78, Section 3.03 of IRS Notice 2006-79, and predecessor guidance (the “linked plan relief”), to the extent that benefits commencing after January 1, 2005 were subject to Section 409A.

APPENDIX A
Determining the portion of the Plan benefit that is not subject to Section 409A (“Section
409A grandfathering”)

In accordance with Treas. Reg. sec. 1.409A-6(a)(3)(i), the amount of compensation deferred before January 1, 2005 is the greater of (a) the amount described in the first sentence of Treas. Reg. sec. 1.409A-6(a)(3)(i) or (b) the amount described in the second sentence of Treas. Reg. sec. 1.409A-6(a)(3)(i). Accordingly, the grandfathered amount shall be the greater of:

(a)	the value of the Plan benefit at December 31, 2004 accumulated to the Participant's actual benefit commencement date assuming (i) termination of employment at December 31, 2004, (ii) the earliest benefit commencement date, (iii) reasonable actuarial assumptions as set forth in the applicable plan documents as of December 31, 2004, (iv) the most valuable payment form, and (v) an accumulation of the present value at December 31, 2004 to the actual benefit commencement date using the assumptions used to value the benefit at December 31, 2004

or

(b)	the value of the Plan benefit at the actual benefit commencement date assuming (i) termination of employment at December 31, 2004, (ii) reasonable actuarial assumptions as set forth in the applicable plan documents as of the actual benefit commencement date, and (iii) the actual payment form; provided, however, that if better factors in (ii) result from additional service after December 31, 2004 then such better factor cannot be used (improvements due to additional age or interest factors are permissible).